Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Ray Davis	Ron Farnsworth
President/CEO	EVP/Chief Financial Officer
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4101	503-727-4108
raydavis@umpquabank.com	ronfarnsworth@umpquabank.com

UMPQUA HOLDINGS REPORTS SECOND QUARTER 2008 RESULTS
Net income of $10.2 million or $0.17 per diluted share
Loans past due 30-89 days decreased 72% from first quarter
Non-performing assets ended quarter at 1.25% of total assets
Net interest margin increased 17 basis points from first quarter to 4.15%

PORTLAND, Ore. – July 17, 2008 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Strand, Atkinson, Williams & York, Inc., today announced second quarter 2008 net income of $10.2 million, or $0.17 per diluted share, compared to $19.9 million, or $0.32 per diluted share, for the second quarter of 2007.

Significant financial statement items for the second quarter of 2008 include:
•	Non-performing assets ended the quarter at 1.25% of total assets. Non-performing loans ended the quarter at 1.61% of total loans;
•	Loans past due 30-89 days decreased $49.3 million or 72% during the quarter to end at $18.9 million, or 0.31% of total loans, the lowest level since March 2007;
•	Total net charge-offs for the second quarter of 2008 were $38.0 million, or 2.51% of average loans on an annualized basis. Approximately $13.8 million of the charge-offs related to resolved non-
performing loans in the second quarter, with the balance of $24.2 million for accelerated charge-offs of loss estimates on remaining non-performing loans, reducing their balance to the estimated net realizable value;
•	Provision for loan losses of $25.1 million, representing a reduction of $0.25 per diluted share;
•	Loss on sale of other real estate owned of $2.9 million (recorded in other non-interest income), representing a reduction of $0.03 per diluted share;
•	Interest income reversals on new non-accrual loans of $1.4 million reduced earnings per diluted share by $0.01 and reduced net interest margin by 8 basis points;
•	Gain on fair value of junior subordinated debentures of $3.2 million (recorded in other non-interest income) based on widening spreads for new issuances, increased earnings per diluted share by $0.03;
•	Mortgage banking revenue includes a $1.8 million gain in the value of the mortgage servicing right
(MSR) asset, increased earnings per diluted share by $0.02;
•	Cost of interest bearing deposits decreased 58 basis points during the quarter;
•	Net interest margin, on a tax equivalent basis, increased 17 basis points during the quarter to 4.15%.
The improvement was attributable to reductions in cost of interest bearing deposits which more than offset reductions in earning asset yields. Excluding reversals of interest on new non-accrual loans, the net interest margin would have increased 25 basis points during the quarter.

Umpqua Holdings Corporation Announces Second Quarter 2008 Results
July 17, 2008

"It should be clear from this quarter's results that management continues to take an aggressive stance to remedy all known credit issues affecting the Company. Unfortunately, the housing market downturn and other serious global economic issues continue to place negative pressure on the financial industry resulting in depressed bank earnings and stock values. Although Umpqua has not been immune to this cycle, it is important to note that, except for our unusual credit charges, all other aspects of the company are performing well,” said Ray Davis, president and CEO of Umpqua Holdings Corporation. “Umpqua Holdings is a strong and viable company with a management team committed to addressing issues quickly and efficiently, as we stay focused on building a strong company for the future.”

Operating earnings exclude merger related expense, net of tax, although the Company had no merger related expense in 2008. The following is a comparison of net income to operating earnings for all periods presented:

	Quarter ended:			Sequential	Year over
				Quarter	Year
(Dollars in thousands, except per share data)	6/30/08	3/31/08	6/30/07	% Change	% Change

Net Income	$10,156	$24,671	$19,913	(59)%	(49)%
Add Back: Merger related expenses, net of tax	--	--	1,430	--	(100)%

Operating Earnings	$10,156	$24,671	$21,343	(59)%	(52)%

Earnings per diluted share:
Net Income	$0.17	$0.41	$0.32	(59)%	(47)%
Operating Earnings	$0.17	$0.41	$0.35	(59)%	(51)%

	Six months ended:
			Year over Year
(Dollars in thousands, except per share data)	6/30/08	6/30/07	% Change

Net Income	$34,827	$40,575	(14)%
Add Back: Merger related expenses, net of tax	--	1,762	(100)%

Operating Earnings	$34,827	$42,337	(18)%

Earnings per diluted share:
Net Income	$0.58	$0.67	(13)%
Operating Earnings	$0.58	$0.70	(17)%

Credit quality
Non-performing assets were $104.4 million, or 1.25% of total assets, as of June 30, 2008, compared to $88.3 million, or 1.06% of total assets as of March 31, 2008. Of this amount, $3.9 million represented loans past due greater than 90 days and still accruing interest, $94.7 million of non-accrual loans, and $5.8 million of other real estate owned.

Other real estate owned decreased 56% in the second quarter, to $5.8 million as of June 30, 2008. During the second quarter, the Company recognized a loss on sale of other real estate owned of $2.9 million, which is recognized as a reduction of other non-interest income.

Loans past due 30-89 days total $18.9 million, or 0.31% of total loans, as of June 30, 2008. This delinquent loan total decreased $49.3 million, or 72%, during the quarter from the total 30-89 day past due amount of $68.2 million, or 1.13% of total loans as of March 31, 2008. The current level of loans past due 30-89 days is the lowest since March 2007.

Umpqua Holdings Corporation Announces Second Quarter 2008 Results
July 17, 2008

The Company identified $24.2 million of reserves related to non-accrual loans, which historically were specifically reserved as estimates for potential future loss. Prior to the second quarter, the Company would recognize the charge-off of the impairment reserve when the loan was resolved, sold, or foreclosed/transferred to other real estate owned. Starting in the second quarter, the Company accelerated the charge-off of the impairment reserve to the period when it arises for collateral dependent loans. Therefore, the non-accrual loans of $94.7 million as of June 30, 2008 have already been charged-off to their estimated net realizable value, and are expected to be resolved over the coming quarters with no additional material loss.

Total net charge-offs were $38.0 million in the second quarter of 2008, an increase of 182% over the first quarter of 2008. As discussed above, $24.2 million of the second quarter charge-offs were from acceleration of the impairment reserve estimate on non-accrual loans. This, in addition to $13.8 million of other charge-offs on resolved problem loans, combine for the total $38.0 million in charge-offs for the quarter.

The provision for loan losses for the second quarter of 2008 was $25.1 million. At March 31, 2008, the impairment reserve for non-accrual loans was $13.3 million, which was created through charges to the provision for loan loss in previous quarters. The combined total of $38.4 million covered the net charge-offs taken in the second quarter of 2008.

The allowance for credit losses was 1.22% of total loans and leases at June 30, 2008, compared to 1.45% of total loans and leases at March 31, 2008. The reduction in the second quarter results directly from the immediate charge-off of the impairment reserve on non-accrual loans. Excluding the impairment reserve from March 31, 2008, the allowance for credit losses was unchanged during the quarter.

For the past five quarters, the Company has been aggressively resolving problems arising from the current economic downturn. The following is a recap of the credit quality trends of the Company since the start of 2007, noting the change discussed above was implemented in the second quarter of 2008:

(Dollars in thousands)			Ending			Change in ratio of
	Provision	Net	specific	Allowance		non-performing
	for	charge-offs	impairment	for credit loss	30-89 days	assets to
	loan loss	(recoveries)	reserve	to loans %	past due %	total assets

Q1 2007	$83	$(90)	$857	1.14%	0.17%	0.06%
Q2 2007	3,413	31	5,088	1.17%	0.56%	0.41%
Q3 2007	20,420	865	16,244	1.47%	0.99%	0.37%
Q4 2007	17,814	21,188	9,893	1.42%	0.64%	0.22%
Q1 2008	15,132	13,476	13,281	1.45%	1.13%	(0.12)%
Q2 2008	25,137	37,976	--	1.22%	0.31%	0.19%

Total	$81,999	$73,446

Total construction loans at June 30, 2008 were $1.07 billion, a decrease of 4% from March 31, 2008. Within this total, the residential development loan segment is $502 million. This segment has decreased $80 million, or 14%, from March 31, 2008, and decreased $263 million, or 34%, from September 30, 2007. Oregon/Washington residential development loans total $291 million, a decrease of 16% from the first quarter. California residential development loans total $210 million, a decrease of 10% from the first quarter. The remaining $569 million in construction loans are commercial construction projects. These commercial construction loans are uniquely different than the residential development loans and are performing with no notable issues.

Umpqua Holdings Corporation Announces Second Quarter 2008 Results
July 17, 2008

The following is a geographic distribution of the residential development portfolio at June 30, 2008:

Residential Development Loans					Non-		Remaining
(Dollars in thousands)					accrual	Remaining	average loan
	Balance	Balance	Balance	Balance	loans	balance	balance
	9/30/07	12/31/07	3/31/08	6/30/08	6/30/08	6/30/08	6/30/08

Northwest Oregon	$244,586	$237,780	$201,368	$158,588	$4,366	$154,222	$871
Central Oregon	59,660	57,933	56,346	51,594	2,050	49,544	1,270
Southern Oregon	56,756	50,437	48,220	44,781	4,503	40,278	671
Washington	61,818	45,206	42,519	36,324	5,645	30,679	1,058
Greater Sacramento	225,468	167,245	146,140	135,648	32,188	103,460	924
Northern California	116,084	115,604	87,424	74,730	22,744	51,986	553

Total	$764,372	$674,205	$582,017	$501,665	$71,496	$430,169	$842

Quarter change $		$(90,167)	$(92,188)	$(80,352)
Quarter change %		(12)%	(14)%	(14)%

Change from 9/07 $		$(90,167)	$(182,355)	$(262,707)
Change from 9/07%		(12)%	(24)%	(34)%

Net interest margin
The Company reported a tax equivalent net interest margin of 4.15% for the second quarter of 2008, compared to 3.98% for the first quarter of 2008, and 4.34% for the second quarter of 2007. The increase in net interest margin from the first quarter of 2008 resulted primarily from a 58 basis point reduction in the cost of interest bearing deposits, more than offsetting the decline in earning asset yields from recent prime rate decreases. The $1.4 million interest reversal on non-accrual loans in the second quarter resulted in an 8 basis point decline in the tax equivalent net interest margin during the quarter.

Mortgage servicing rights
Mortgage interest rates increased in the second quarter of 2008, resulting in the Company recognizing a $1.8 million gain in the MSR asset. At June 30, 2008, the MSR asset was valued at 1.26% of the total serviced loan portfolio.

Other non-interest income
Other non-interest income was $2.6 million for the second quarter of 2008, compared to $16.4 million for the first quarter of 2008. During the second quarter of 2008, this line item included a fair value gain on junior subordinated debentures of $3.2 million, offset by a loss on sale of other real estate owned of $2.9 million. Excluding these two items, other non-interest income for the second quarter would have been $2.3 million.

As discussed in more detail later in this release, the first quarter of 2008 included a gain on mandatory redemption of Visa Inc. (Visa) shares of $12.6 million, and a fair value gain on junior subordinated debentures of $1.6 million. Excluding these two items, other non-interest income for the first quarter of 2008 would have been $2.2 million.

Umpqua Holdings Corporation Announces Second Quarter 2008 Results
July 17, 2008

Non-interest expense
Total non-interest expense for the second quarter of 2008 was $51.4 million, compared to $46.9 million for the first quarter of 2008. As discussed in more detail later in this release, the first quarter of 2008 included a Visa related litigation accrual recovery of $5.2 million. Excluding this item, total non-interest expense for the first quarter of 2008 would have been $52.1 million. Salary and benefit expense decreased $576,000, or 2%, during the second quarter, based on the Company’s continued cost saving initiatives.

Balance sheet
Total consolidated assets as of June 30, 2008 were $8.3 billion, compared to $8.1 billion a year ago. Total gross loans and leases, and deposits, were $6.1 billion and $6.4 billion, respectively, as of June 30, 2008, compared to $6.0 billion and $6.4 billion, respectively, a year ago.

Total loans increased $66.5 million during the second quarter of 2008, while deposits decreased $153.3 million. The decrease in deposits during the quarter resulted from housing dependent segments of the customer base carrying lower balances given the current economic downturn. Non-interest bearing demand deposits increased to 20% of total deposits as of June 30, 2008, and service charge revenue on deposit accounts increased 5% during the quarter. The total number of deposit accounts and relationships continued to increase during the quarter, consistent with the Company’s growth strategy.

During the quarter, the Company increased term debt with $175 million in new borrowings with maturities through April 2010. The weighted average rate on the new borrowings was 3.19% .

The Company completed its acquisition of North Bay Bancorp on April 26, 2007 by issuing 5,163,573 shares in connection with this acquisition, with a total deal value of $143.2 million. This acquisition led to an increase in assets, loans and deposits of $728 million, $443 million and $463 million, respectively, in the second quarter of 2007.

Capital
The Company’s estimated total risk-based capital as of June 30, 2008 is 11.06%, compared to 11.15% as of March 31, 2008, and is in excess of the regulatory definition of “well capitalized” of 10.00% . The reduction during the quarter related to the loan growth noted above. The level as of June 30, 2008 is an estimate pending filing of the Company’s regulatory reports. The Company expects the total risk-based capital ratio to range from 10.80% to 11.00% for the remainder of 2008.

As of June 30, 2008, total shareholders’ equity was $1.24 billion. Book value per share was $20.71, tangible book value per share was $8.03 and tangible equity to assets was 6.36% as of June 30, 2008. These measures decreased slightly during the second quarter of 2008, and were related to an increase in market interest rates causing an unrealized loss on investment securities of $10.2 million, after tax, compared to an unrealized gain of $2.3 million, after tax, as of March 31, 2008.

There were no repurchases of common stock during 2008. The total remaining available common shares authorized for repurchase is approximately 1.54 million as of June 30, 2008.

VISA related activity
In March 2008, Visa completed its initial public offering. Umpqua Bank and certain other Visa member banks are shareholders in Visa. Following the initial public offering, the Company received $12.6 million in proceeds from the offering, as a mandatory partial redemption of 295,377 shares, reducing the Company’s holdings from 764,036 shares to 468,659 shares of Class B common stock. Using proceeds from this offering, Visa established a $3.0 billion escrow account to cover the resolution of pending litigation and related claims. The partial redemption proceeds are reflected in other non-interest income in the first quarter of 2008.

Umpqua Holdings Corporation Announces Second Quarter 2008 Results
July 17, 2008

In connection with Visa’s establishment of the litigation escrow account, the Company reversed a $5.2 million reserve in the first quarter of 2008, reflected as a reduction of other non-interest expense. This reserve was created in the fourth quarter of 2007, pending completion of the Visa initial public offering, as a charge to other non-interest expense.

The remaining unredeemed shares of Visa Class B common stock are restricted and may not be transferred until the later of (i) three years from the date of the initial public offering, or (ii) the period of time necessary to resolve the covered litigation. A conversion ratio of 0.71429 was established for the conversion rate of Class B shares into Class A shares. If the funds in the escrow account are insufficient to settle all the covered litigation, Visa may sell additional Class A shares, use the proceeds to settle litigation, and further reduce the conversion ratio. If funds remain in the escrow account after all litigation is settled, the Class B conversion ratio will be increased to reflect that surplus.

As of June 30, 2008, the value of the Class A shares was $81.31 per share. The value of unredeemed Class A equivalent shares owned by the Company was $27.2 million as of June 30, 2008, and has not been reflected in the accompanying financial statements.

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Umpqua believes that non-GAAP financial measures provide investors with information useful in understanding Umpqua’s financial performance. Umpqua provides measures based on “operating earnings,” which exclude merger-related expenses. Operating earnings per diluted share is calculated by dividing operating earnings by the same diluted share total used in determining diluted earnings per share. A reconciliation of these non-GAAP measures to the most comparable GAAP equivalent is included in the attached financial tables or where the non-GAAP measure is presented.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about the prospect of improved performance, the expected resolution of existing non-accrual loans without further loss and the expected level of total risk-based capital for the remainder of 2008. Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, our ability to realize expected recoveries of non-accrual loans, further deterioration in credit quality and our ability to resolve non-accrual loans in a satisfactory manner.

Umpqua Holdings Corporation Announces Second Quarter 2008 Results
July 17, 2008

About Umpqua Holdings Corporation
Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 147 locations between Napa, Calif., and Bellevue, Wash., along the Oregon and Northern California Coast and in Central Oregon. Umpqua Holdings also owns a retail brokerage subsidiary Strand, Atkinson, Williams & York Inc., which has locations in Umpqua Bank stores and in dedicated offices throughout Oregon and Southwest Washington. Umpqua Bank's Private Client Services Division provides tailored financial services and products to individual customers. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com.

Umpqua Holdings Corporation will conduct a quarterly earnings conference call Thursday, July 17, 2008, at 10:00 a.m. PST (1:00 p.m. EST) during which the Company will discuss second quarter 2008 results and provide an update on recent activities. There will be a question-and-answer session following the presentation. Shareholders, analysts and other interested parties are invited to join the call by dialing 800-752-8363 a few minutes before 10:00 a.m. The conference ID is “53849246.” Information to be discussed in the teleconference will be available on the Company’s website prior to the call at www.umpquaholdingscorp.com. A rebroadcast can be found approximately two hours after the conference call by dialing 800-642-1687 with the conference ID noted above, or by visiting the Company’s website.

Umpqua Holdings Corporation Announces Second Quarter 2008 Results
July 17, 2008

Umpqua Holdings Corporation
Consolidated Statements of Income
(Unaudited)

		Quarter Ended:

				Sequential	Year over
				Quarter	Year
Dollars in thousands, except per share data	Jun 30, 2008	Mar 31, 2008	Jun 30, 2007	% Change	% Change

Interest income
Loans and leases	$97,963	$104,152	$111,797	(6)%	(12)%
Interest and dividends on investments:
Taxable	10,882	9,329	8,720	17%	25%
Exempt from federal income tax	1,677	1,679	1,335	0%	26%
Dividends	116	78	88	49%	32%
Temporary investments	87	203	616	(57)%	(86)%

Total interest income	110,725	115,441	122,556	(4)%	(10)%

Interest expense
Deposits	31,468	39,625	44,581	(21)%	(29)%
Repurchase agreements and
fed funds purchased	495	749	824	(34)%	(40)%
Junior subordinated debentures	3,216	3,922	4,022	(18)%	(20)%
Term debt	2,011	1,125	813	79%	147%

Total interest expense	37,190	45,421	50,240	(18)%	(26)%
Net interest income	73,535	70,020	72,316	5%	2%
Provision for loan and lease losses	25,137	15,132	3,413	66%	637%
Non-interest income
Service charges	8,819	8,377	8,148	5%	8%
Brokerage fees	2,070	2,175	2,679	(5)%	(23)%
Mortgage banking revenue	3,687	(1,870)	2,607	297%	41%
Gain (loss) on sale of securities	(2)	3,901	(2)	(100)%	0%
Other income	2,554	16,400	2,498	(84)%	2%

Total non-interest income	17,128	28,983	15,930	(41)%	8%

Non-interest expense
Salaries and benefits	27,668	28,244	28,898	(2)%	(4)%
Occupancy and equipment	9,149	9,116	8,782	0%	4%
Intangible amortization	1,491	1,491	1,490	0%	0%
Other	13,130	8,025	12,392	64%	6%
Merger related expenses	--	--	2,383	0%	(100)%

Total non-interest expense	51,438	46,876	53,945	10%	(5)%
Income before provision for income taxes	14,088	36,995	30,888	(62)%	(54)%
Provision for income tax	3,932	12,324	10,975	(68)%	(64)%

Net income	$10,156	$24,671	$19,913	(59)%	(49)%

Weighted average shares outstanding	60,074,920	60,028,839	60,679,485	0%	(1)%
Weighted average diluted shares outstanding	60,406,466	60,377,224	61,397,575	0%	(2)%

Earnings per share – Basic	$0.17	$0.41	$0.33	(59)%	(48)%
Earnings per share – Diluted	$0.17	$0.41	$0.32	(59)%	(47)%

nm = not meaningful

Umpqua Holdings Corporation Announces Second Quarter 2008 Results
July 17, 2008

Umpqua Holdings Corporation

Consolidated Statements of Income
(Unaudited)

	Six months ended:

Dollars in thousands, except per share data	Jun 30, 2008	Jun 30, 2007	% Change

Interest income
Loans and leases	$202,115	$215,778	(6)%
Interest and dividends on investments:
Taxable	20,211	16,239	24%
Exempt from federal income tax	3,356	2,563	31%
Dividends	194	153	27%
Temporary investments	290	1,510	(81)%

Total interest income	226,166	236,243	(4)%
Interest expense
Deposits	71,093	85,612	(17)%
Repurchase agreements and
fed funds purchased	1,244	1,227	1%
Trust preferred securities	7,138	7,885	(9)%
Other borrowings	3,136	893	251%

Total interest expense	82,611	95,617	(14)%
Net interest income	143,555	140,626	2%
Provision for loan and lease losses	40,269	3,496	1052%
Non-interest income
Service charges	17,196	15,200	13%
Brokerage fees	4,245	5,096	(17)%
Mortgage banking revenue	1,817	4,406	(59)%
Gain on sale of securities	3,899	3	nm
Other income	18,954	5,190	265%

Total non-interest income	46,111	29,895	54%
Non-interest expense
Salaries and benefits	55,912	57,167	(2)%
Occupancy and equipment	18,265	17,608	4%
Intangible amortization	2,982	2,633	13%
Other	21,155	23,612	(10)%
Merger related expenses	--	2,937	(100)%

Total non-interest expense	98,314	103,957	(5)%
Income before income taxes	51,083	63,068	(19)%
Provision for income tax	16,256	22,493	(28)%

Net income	$34,827	$40,575	(14)%

Weighted average shares outstanding	60,051,880	59,434,889	1%
Weighted average diluted shares outstanding	60,393,038	60,131,603	0%

Earnings per share – Basic	$0.58	$0.68	(15)%
Earnings per share – Diluted	$0.58	$0.67	(13)%

nm = not meaningful

Umpqua Holdings Corporation Announces Second Quarter 2008 Results
July 17, 2008

Umpqua Holdings Corporation
Consolidated Balance Sheets
(Unaudited)

				Sequential	Year over
				Quarter	Year
Dollars in thousands, except per share data	Jun 30, 2008	Mar 31, 2008	Jun 30, 2007	% Change	% Change

Assets:
Cash and due from banks	$194,458	$173,472	$182,739	12%	6%
Temporary investments	1,353	19,707	40,904	(93)%	(97)%
Investment securities:
Trading	2,087	2,379	3,090	(12)%	(32)%
Available for sale	998,307	1,068,914	893,125	(7)%	12%
Held to maturity	5,115	5,266	8,333	(3)%	(39)%
Loans held for sale	12,694	39,623	16,953	(68)%	(25)%
Loans and leases	6,111,488	6,044,956	5,981,750	1%	2%
Less: Allowance for loan and lease losses	(73,721)	(86,560)	(68,723)	(15)%	7%

Loans and leases, net	6,037,767	5,958,396	5,913,027	1%	2%
Restricted equity securities	18,892	15,269	16,715	24%	13%
Premises and equipment, net	104,861	104,505	108,656	0%	(3)%
Other real estate owned	5,826	13,348	--	(56)%	nm
Mortgage servicing rights, net	11,576	8,640	9,966	34%	16%
Goodwill and other intangibles	761,738	763,275	767,710	0%	(1)%
Other assets	191,315	183,098	183,340	4%	4%

Total assets	$8,345,989	$8,355,892	$8,144,558	0%	2%

Liabilities:
Deposits	$6,359,909	$6,513,238	$6,414,425	(2)%	(1)%
Securities sold under agreements
to repurchase	41,281	38,296	59,553	8%	(31)%
Fed funds purchased	147,945	55,000	48,000	169%	208%
Term debt	236,774	173,853	75,095	36%	215%
Junior subordinated debentures, at fair value	126,539	129,803	99,808	(3)%	27%
Junior subordinated debentures, at amortized cost	104,146	104,413	105,213	0%	(1)%
Other liabilities	85,161	84,499	86,426	1%	(1)%

Total liabilities	7,101,755	7,099,102	6,888,520	0%	3%

Shareholders' equity:
Common stock	990,952	989,764	1,019,618	0%	(3)%
Retained earnings	263,446	264,767	251,715	0%	5%
Accumulated other comprehensive loss	(10,164)	2,259	(15,295)	(550)%	(34)%

Total shareholders' equity	1,244,234	1,256,790	1,256,038	(1)%	(1)%

Total liabilities and shareholders' equity	$8,345,989	$8,355,892	$8,144,558	0%	2%

Common shares outstanding at period end	60,087,850	60,059,908	61,315,960	0%	(2)%
Book value per share	$20.71	$20.93	$20.48	(1)%	1%
Tangible book value per share	$8.03	$8.22	$7.96	(2)%	1%
Tangible equity	$482,496	$493,515	$488,328	(2)%	(1)%
Tangible equity to tangible assets	6.36%	6.50%	6.62%
nm = not meaningful

Umpqua Holdings Corporation Announces Second Quarter 2008 Results
July 17, 2008

Umpqua Holdings Corporation
Loan Portfolio
(Unaudited)

Dollars in thousands	Jun 30, 2008		Mar 31, 2008		Jun 30, 2007		Sequential	Year over
							Quarter	Year
Loans and leases by class:	Amount	Mix	Amount	Mix	Amount	Mix	% Change % Change

Commercial real estate	$3,161,908	52%	$3,104,288	51%	$3,058,774	51%	2%	3%
Residential real estate	401,245	7%	371,565	6%	371,894	6%	8%	8%
Construction	1,070,429	18%	1,111,931	18%	1,148,726	19%	(4)%	(7)%

Total real estate	4,633,582	76%	4,587,784	75%	4,579,394	77%	1%	1%
Commercial	1,406,339	23%	1,380,860	23%	1,323,640	22%	2%	6%
Leases	40,839	1%	40,968	1%	35,477	1%	0%	15%
Installment and other	42,131	1%	46,585	1%	54,504	1%	(10)%	(23)%
Deferred loan fees, net	(11,403)	0%	(11,241)	0%	(11,265)	0%	1%	1%

Total loans and leases	$6,111,488	100%	$6,044,956	100%	$5,981,750	100%	1%	2%

Umpqua Holdings Corporation
Deposits by Type/Core Deposits
(Unaudited)

	Jun 30, 2008		Mar 31, 2008		Jun 30, 2007		Sequential	Year over
							Quarter	Year
Dollars in thousands	Amount	Mix	Amount	Mix	Amount	Mix	% Change % Change

Demand, non interest-bearing	$1,256,236	20%	$1,260,756	19%	$1,358,235	21%	0%	(8)%
Demand, interest-bearing	2,857,116	45%	2,950,827	46%	2,801,455	44%	(3)%	2%
Savings	310,542	5%	341,173	5%	373,438	6%	(9)%	(17)%
Time	1,936,015	30%	1,960,482	30%	1,881,297	29%	(1)%	3%

Total Deposits	$6,359,909	100%	$6,513,238	100%	$6,414,425	100%	(2)%	(1)%

Total Core deposits	$5,207,125	82%	$5,347,970	82%	$5,373,520	84%	(3)%	(3)%

(1) Core deposits are defined as total deposits less time deposits greater than $100,000.

Umpqua Holdings Corporation Announces Second Quarter 2008 Results
July 17, 2008

Umpqua Holdings Corporation
Credit Quality
(Unaudited)

				Sequential Year over
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter	Year
Dollars in thousands	Jun 30, 2008	Mar 31, 2008	Jun 30, 2007	% Change % Change

Allowance for credit losses
Balance beginning of period	$86,560	$84,904	$60,263
Provision for loan and lease losses	25,137	15,132	3,413	66%	637%
Acquisitions	--	--	5,078

Charge-offs	(38,752)	(13,970)	(870)	177%	4,354%
Less: Recoveries	776	494	839	57%	(8)%

Net charge-offs	(37,976)	(13,476)	(31)	182%	nm

Total Allowance for loan and lease losses	73,721	86,560	68,723	(15)%	7%
Reserve for unfunded commitments	1,112	1,141	1,273

Total Allowance for credit losses	$74,833	$87,701	$69,996	(15)%	7%

Net charge-offs to average
loans and leases (annualized)	2.51%	0.89%	0.00%
Recoveries to gross charge-offs	2%	4%	96%
Allowance for credit losses to
loans and leases	1.22%	1.45%	1.17%
Past due 30-89 days	$18,897	$68,238	$33,395	(72)%	(43)%
Past due 30-89 days to total loans and leases	0.31%	1.13%	0.56%

Nonperforming assets:
Loans on non-accrual status	$94,666	$71,664	$46,642	32%	103%
Loans past due 90+ days & accruing	3,911	3,327	1,313	18%	198%

Total nonperforming loans	98,577	74,991	47,955	31%	106%
Other real estate owned	5,826	13,348	--	(56)%	nm

Total nonperforming assets	$104,403	$88,339	$47,955	18%	118%

Nonperforming loans to total loans and leases	1.61%	1.24%	0.80%
Nonperforming assets to total assets	1.25%	1.06%	0.59%

nm = not meaningful

Umpqua Holdings Corporation Announces Second Quarter 2008 Results
July 17, 2008

Umpqua Holdings Corporation
Credit Quality (continued)
(Unaudited)

	Six Months ended:
Dollars in thousands	Jun 30, 2008	Jun 30, 2007	% Change

Allowance for credit losses
Balance beginning of period	$84,904	$60,090
Provision for loan and lease losses	40,269	3,496	1,052%
Acquisitions	--	5,078

Charge-offs	(52,722)	(1,583)	3,231%
Less: Recoveries	1,270	1,642	(23)%

Net (charge-offs) recoveries	(51,452)	59	nm

Total Allowance for loan and lease losses	73,721	68,723	7%

Reserve for unfunded commitments	1,112	1,273

Total Allowance for credit losses	$74,833	$69,996	7%

Net charge-offs to average
loans and leases	1.70%	0.00%
Recoveries to gross charge-offs	2%	104%

nm = not meaningful

Umpqua Holdings Corporation Announces Second Quarter 2008 Results
July 17, 2008

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)

		Quarter Ended:		Sequential	Year over
				Quarter	Year
	Jun 30, 2008	Mar 31, 2008	Jun 30, 2007	Change	Change

Net Interest Spread:
Yield on loans and leases	6.44%	6.89%	7.74%	(0.45)	(1.30)
Yield on taxable investments	4.93%	4.29%	4.72%	0.64	0.21
Yield on tax-exempt investments (1)	5.62%	5.55%	5.06%	0.07	0.56
Yield on temporary investments	2.00%	3.18%	5.13%	(1.18)	(3.13)
Total yield on earning assets (1)	6.23%	6.53%	7.33%	(0.30)	(1.10)

Cost of interest bearing deposits	2.45%	3.03%	3.66%	(0.58)	(1.21)
Cost of securities sold under agreements
to repurchase and fed funds purchased	2.09%	3.09%	3.74%	(1.00)	(1.65)
Cost of term debt	3.51%	4.07%	4.63%	(0.56)	(1.12)
Cost of junior subordinated debentures	5.53%	6.68%	7.62%	(1.15)	(2.09)
Total cost of interest bearing liabilities	2.61%	3.21%	3.84%	(0.60)	(1.23)

Net interest spread (1)	3.62%	3.32%	3.49%	0.30	0.13
Net interest margin – Consolidated (1)	4.15%	3.98%	4.34%	0.17	(0.19)

Net interest margin – Bank (1)	4.33%	4.19%	4.57%	0.14	(0.24)

As reported:
Return on average assets	0.49%	1.20%	1.02%	(0.71)	(0.53)
Return on average tangible assets	0.54%	1.32%	1.13%	(0.78)	(0.59)
Return on average equity	3.25%	7.94%	6.44%	(4.69)	(3.19)
Return on average tangible equity	8.23%	20.44%	16.11%	(12.21)	(7.88)
Efficiency ratio – Consolidated	56.27%	47.00%	60.76%	9.27	(4.49)
Efficiency ratio – Bank	55.13%	44.71%	56.98%	10.42	(1.85)

Excluding merger related expense (2):
Return on average assets	0.49%	1.20%	1.09%	(0.71)	(0.60)
Return on average tangible assets	0.54%	1.32%	1.21%	(0.78)	(0.67)
Return on average equity	3.25%	7.94%	6.91%	(4.69)	(3.66)
Return on average tangible equity	8.23%	20.44%	17.26%	(12.21)	(9.03)
Efficiency ratio – Consolidated	56.27%	47.00%	58.08%	9.27	(1.81)
Efficiency ratio – Bank	55.13%	44.71%	54.32%	10.42	0.81

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.
(2) Excludes merger related expense, net of tax.

Umpqua Holdings Corporation Announces Second Quarter 2008 Results
July 17, 2008

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)

	Six Months Ended:

	Jun 30, 2008	Jun 30, 2007	Change

Net Interest Spread:
Yield on loans and leases	6.66%	7.77%	(1.11)
Yield on taxable investments	4.61%	4.66%	(0.05)
Yield on tax-exempt investments (1)	5.59%	5.42%	0.17
Yield on temporary investments	2.70%	5.22%	(2.52)
Total yield on earning assets (1)	6.38%	7.37%	(0.99)

Cost of interest bearing deposits	2.74%	3.64%	(0.90)
Cost of securities sold under agreements
to repurchase and fed funds purchased	2.60%	3.46%	(0.86)
Cost of term debt	3.69%	4.54%	(0.85)
Cost of junior subordinated debentures	6.11%	7.61%	(1.50)
Total cost of interest bearing liabilities	2.91%	3.81%	(0.90)

Net interest spread (1)	3.47%	3.56%	(0.09)
Net interest margin – Consolidated (1)	4.06%	4.40%	(0.34)

Net interest margin – Bank (1)	4.26%	4.64%	(0.38)

As reported:
Return on average assets	0.84%	1.08%	(0.24)
Return on average tangible assets	0.93%	1.20%	(0.27)
Return on average equity	5.59%	6.81%	(1.22)
Return on average tangible equity	14.27%	16.72%	(2.45)
Efficiency ratio – Consolidated	51.43%	60.59%	(9.16)
Efficiency ratio – Bank	49.63%	56.75%	(7.12)

Excluding merger related expense (2):
Return on average assets	0.84%	1.13%	(0.29)
Return on average tangible assets	0.93%	1.25%	(0.32)
Return on average equity	5.59%	7.11%	(1.52)
Return on average tangible equity	14.27%	17.45%	(3.18)
Efficiency ratio – Consolidated	51.43%	58.88%	(7.45)
Efficiency ratio – Bank	49.63%	55.08%	(5.45)

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.
(2) Excludes merger related expense, net of tax.

Umpqua Holdings Corporation Announces Second Quarter 2008 Results
July 17, 2008

Umpqua Holdings Corporation
Average Balances
(Unaudited)

		Quarter Ended:		Sequential	Year over
				Quarter	Year
Dollars in thousands	Jun 30, 2008	Mar 31, 2008	Jun 30, 2007	% Change	% Change

Temporary investments	$17,538	$25,685	$48,142	(32)%	(64)%
Investment securities, taxable	892,619	876,813	746,721	2%	20%
Investment securities, tax-exempt	173,171	173,749	148,071	0%	17%
Loans held for sale	23,290	19,278	15,468	21%	51%
Loans and leases	6,091,914	6,063,088	5,777,447	0%	5%

Total earning assets	7,198,532	7,158,613	6,735,849	1%	7%
Goodwill & other intangibles	762,398	763,989	743,801	0%	3%
Total assets	8,320,962	8,287,643	7,840,422	0%	6%

Non interest bearing demand deposits	1,248,093	1,250,628	1,271,311	0%	(2)%
Interest bearing deposits	5,172,049	5,254,826	4,881,499	(2)%	6%

Total deposits	6,420,142	6,505,454	6,152,810	(1)%	4%
Interest bearing liabilities	5,731,942	5,699,639	5,252,179	1%	9%

Total shareholders’ equity	1,258,591	1,249,391	1,239,691	1%	2%
Tangible equity	496,193	485,402	495,890	2%	0%

Umpqua Holdings Corporation
Average Balances
	(Unaudited)

	Six Months Ended:

Dollars in thousands	Jun 30, 2008	Jun 30, 2007	% Change

Temporary investments	$21,612	$58,368	(63)%
Investment securities, taxable	884,716	702,951	26%
Investment securities, tax-exempt	173,460	133,520	30%
Loans held for sale	21,284	15,237	40%
Loans and leases	6,077,501	5,581,789	9%

Total earning assets	7,178,573	6,491,865	11%
Goodwill & other intangibles	763,194	711,369	7%
Total assets	8,304,302	7,550,217	10%

Non interest bearing demand deposits	1,249,360	1,215,069	3%
Interest bearing deposits	5,213,438	4,739,228	10%

Total deposits	6,462,798	5,954,297	9%
Interest bearing liabilities	5,715,791	5,059,432	13%

Total shareholders’ equity	1,253,991	1,200,655	4%
Tangible equity	490,797	489,286	0%

Umpqua Holdings Corporation Announces Second Quarter 2008 Results
July 17, 2008

Umpqua Holdings Corporation
Mortgage Banking Activity
(unaudited)

		Quarter Ended:		Sequential	Year over
				Quarter	Year
Dollars in thousands	Jun 30, 2008	Mar 31, 2008	Jun 30, 2007	% Change	% Change

Mortgage Servicing Rights (MSR):
Mortgage loans serviced for others	$922,039	$866,652	$897,696	6%	3%

MSR Asset, at fair value	$11,576	$8,640	$9,966	34%	16%

MSR as % of serviced portfolio	1.26%	1.00%	1.11%

Mortgage Banking Revenue:
Origination and sale	$1,284	$1,852	$1,700	(31)%	(24)%
Servicing	603	600	670	0%	(10)%
Change in fair value of MSR asset	1,800	(1,924)	237	194%	659%
Change in fair value of MSR hedge	--	(2,398)	--	100%	nm

Total Mortgage Banking Revenue	$3,687	$(1,870)	$2,607	297%	41%

	Six Months Ended:

Dollars in thousands	Jun 30, 2008	Jun 30, 2007	% Change

Mortgage Banking Revenue:
Origination and sale	$3,136	$3,428	(9)%
Servicing	1,203	1,307	(8)%
Change in fair value of MSR asset	(124)	(329)	62%
Change in fair value of MSR hedge	(2,398)	--	nm

Total Mortgage Banking Revenue	$1,817	$4,406	(59)%

nm = not meaningful

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